SoFi Technologies Reports Net Revenue of $734 Million and Net Income of $332 Million for Q4 2024, Demonstrating Durable Growth and Strong Returns
Record Adjusted Net Revenue Grew 24% Driven by 52% Combined Growth in Financial Services and Tech Platform Segments, Representing 49% of Total Adjusted Net Revenue
34% Growth in Members and 32% Growth in Products in 2024 Remain Key Drivers of Growth
Record Fee Based Revenue of $289 Million increased 63%, Reinforcing Strength of Increased Mix of Higher ROE Revenue
Management Announces 2025 Guidance

SAN FRANCISCO, Calif. – (BUSINESS WIRE) – January 27, 2025 – SoFi Technologies, Inc. (NASDAQ: SOFI), a member-centric, one-stop shop for digital financial services that helps members borrow, save, spend, invest and protect their money, reported financial results today for its fourth quarter and fiscal year ended December 31, 2024.
“2024 was SoFi's best year ever," said Anthony Noto, CEO of SoFi Technologies, Inc.
"Our ability to deliver durable growth and strong returns throughout the year was once again the direct result of our relentless focus on innovation and brand building. SoFi set new records in revenue, profit, members, and products in 2024, and we look forward to continuing to build momentum on this in 2025."

Noto continued: "In the fourth quarter, our Financial Services and Tech Platform segments made up a record 49% of SoFi's adjusted net revenue, up from 40% in the year ago quarter. These businesses grew revenue by a combined 52% year-over-year, a testament to our continued execution and deliberate shift towards capital-light, higher ROE, cash, fee based revenue streams."
Consolidated Results Summary

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
($ in thousands, except per share amounts)	2024	2023		2024	2023
Consolidated – GAAP
Total net revenue	$734,125	$615,404	19%	$2,674,859	$2,122,789	26%
Net income (loss)	332,473	47,913	594%	498,665	(300,742)	n/m
Net income (loss) attributable to common stockholders – diluted	332,473	24,615	n/m	434,776	(341,167)	n/m
Earnings (loss) per share attributable to common stockholders – diluted	$0.29	$0.02	n/m	$0.39	$(0.36)	n/m
Consolidated – Non-GAAP(1)
Adjusted net revenue	$739,112	$594,245	24%	$2,606,170	$2,073,940	26%
Adjusted EBITDA	197,957	181,204	9%	666,480	431,737	54%
Adjusted net income (loss)	61,030	47,913	27%	227,222	(53,568)	n/m
Adjusted net income (loss) attributable to common stockholders – diluted	61,030	24,615	148%	163,333	(93,993)	n/m
Adjusted earnings (loss) per share – diluted	$0.05	$0.02	150%	$0.15	$(0.10)	n/m
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(1)For more information and reconciliations of these non-GAAP measures to the most comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.
Product Highlights
SoFi is a financial services company that leverages technology to serve people and enterprises. SoFi's continuous investments in innovation and brand building yielded several milestones in the year, fueling significant member and product growth and paving the way for future growth.

Among the highlights:
•Member and product adds in Q4 reached 785 thousand and 1.1 million, respectively, setting new quarterly records.
•SoFi Money reached record highs in Accounts, Total Deposits, and Direct Deposit members. Additionally, we introduced Zelle and improved our self-service wire transfers.
•SoFi Invest continued to provide Main Street investors with the tools to help them achieve their ambitions. We launched access to unique investment products like the Templum Cosmos Fund, which offers sole exposure to SpaceX, and our new robo-advisor platform in partnership with BlackRock.
•Loan Platform Business posted record results, generating $63.2 million in loan platform fees driven by $1.1 billion of personal loan volume generated on behalf of third parties in the quarter. In the full year of 2024, our Loan Platform Business originated and transferred a record $2.1 billion of personal loan volume.
•Tech Platform signed several new partnerships across a broad range of industries. Galileo was selected by the US Department of the Treasury as the processing partner for Direct Express, a prepaid debit card program which provides millions of people access to federal benefits. The company also signed a large retail financial services provider of short-term consumer loans, card services, check cashing, and other products. Lastly, we signed a leading hotel rewards brand for a new co-branded debit card program.
•Student Loans saw its best quarter of originations since the end of 2021, reaching $1.3 billion, a 71% year-over-year increase.
•Home Loans saw its best quarter of originations since 2021 across all products — purchase, refinancing and home equity loans — with originations of $577 million, a 87% year-over-year increase.
•Credit performance continues to improve. On-balance sheet 90 day personal loan delinquency rate decreased to 55 basis points from 57 basis points in the prior quarter, while personal loan annualized charge-off rate decreased to 3.37% from 3.52% in the prior quarter.
•SoFi ended the quarter with its highest average unaided brand awareness of all time, reaching over 7%, a 170 basis point increase from the prior year period.
Consolidated Results
SoFi reported a number of key financial achievements. For the fourth quarter of 2024, GAAP net revenue of $734.1 million increased 19% relative to the prior-year period's $615.4 million. Record adjusted net revenue of $739.1 million grew 24% from the corresponding prior-year period of $594.2 million. For the full-year of 2024, GAAP net revenue of $2.7 billion increased 26% relative to the prior-year period's $2.1 billion. Record adjusted net revenue of $2.6 billion grew 26% from the corresponding prior-year period of $2.1 billion.
For the fourth quarter of 2024, total fee based revenue of $289.5 million increased 63% year-over-year. For full year 2024, fee based revenue of $969.9 million increased 74% year-over-year. This was driven by strong performance across origination fees, Loan Platform Business, as well as interchange, brokerage and referrals.
SoFi reported its fifth consecutive quarter and first full year of GAAP profitability. For the fourth quarter, GAAP net income reached $332.5 million and diluted earnings per share reached $0.29. When adjusting for non-recurring benefits related to deferred taxes, adjusted net income reached $61.0 million and adjusted diluted earnings per share reached $0.05 in the quarter. For full year 2024, GAAP net income reached $498.7 million and diluted earnings per share reached $0.39. When adjusting for non-recurring benefits related to deferred taxes, adjusted net income reached $227.2 million and adjusted diluted earnings per share reached $0.15 in 2024.
Fourth quarter record adjusted EBITDA of $198.0 million increased 9% from the prior year period's $181.2 million. This represents an adjusted EBITDA margin of 27%. Full-year 2024 record adjusted EBITDA of $666.5 million increased 54% from the prior year's $431.7 million. This represents an adjusted EBITDA margin of 26%. All three segments achieved record contribution profit in 2024.
Permanent equity grew by $403.7 million during the quarter, ending at $6.5 billion and $5.96 of permanent equity per share. Tangible book value grew by $465.3 million during the quarter and $1.4 billion during the year, ending at $4.9 billion and $4.47 of tangible book value per share, up from $3.61 per share in the prior year period.
Net interest income of $470.2 million for the fourth quarter was up 21% year-over-year. This was driven by a 23% increase in average interest-earning assets and a 68 basis points decrease in cost of funds, mostly offset by a 62 basis points decrease in average yields year-over-year. Net interest income of $1.7 billion for full-year 2024 was up 36% year-over-year. This was driven by a 38% increase in average interest-earning assets, and a 17 basis points decrease in cost of funds, partially offset by a 7 basis points decrease in average yields year-over-year.
For the fourth quarter, net interest margin of 5.91% increased 34 basis points sequentially from 5.57%, and decreased 11 basis points year-over-year from 6.02%. For the full-year, net interest margin of 5.80% decreased 8 basis points year over year from 5.88%. In the fourth quarter and full-year 2024, the average rate on deposits was 193 and 217 basis points lower than that of warehouse facilities, respectively. This translates to approximately $500 million and $564 million of annual interest expense savings, respectively.
Member and Product Growth
Continued growth in both total members and products in the fourth quarter and full-year 2024, along with improving operating efficiency, reflects the benefits of our broad product suite and unique Financial Services Productivity Loop (FSPL) strategy.
Record new member additions were 785 thousand in the fourth quarter of 2024, and total members reached over 10.1 million, up 34% from 7.5 million at the same prior year period.
Record product additions were 1.1 million in the fourth quarter of 2024, and total products were over 14.7 million, up 32% from 11.1 million at the same prior year period.

Members	Products
In Thousands	In Thousands

Products By Segment	Technology Platform Accounts (1)
In Thousands	In Millions
Note: For additional information on our company metrics, including the definitions of "Members", "Total Products" and "Technology Platform Total Accounts", see Table 6 in the “Financial Tables” herein. Beginning in the first quarter of 2024, new member and new product addition metrics for the relevant period reflect actual growth or declines in members and products that occurred in that period whereas the total number of members and products reflects not only the growth or decline of each metric in the current period but also additions or deletions due to prior period factors, if any.
(1)The company includes SoFi accounts on the Galileo platform-as-a-service in its total Technology Platform accounts metric to better align with the presentation of Technology Platform segment revenue.
Financial Services products increased by 34% year-over-year to 12.7 million, primarily driven by continued demand for our SoFi Money, Relay and Invest products, and drove 90% of our total product growth.
Lending products increased by 21% year-over-year to 2.0 million products, driven primarily by continued demand for personal, student and home loan products.
Technology Platform enabled accounts increased by 15% year-over-year to 168 million.
Financial Services Segment Results
For the fourth quarter of 2024, Financial Services segment net revenue of $256.5 million increased 84% from the prior year period. Net interest income of $160.3 million increased 47% year-over-year, primarily driven by growth in consumer deposits. Noninterest income of $96.2 million increased 220% year-over-year, which represents nearly $390 million in annualized revenue.
For the full-year ended 2024, Financial Services segment net revenue of $821.5 million increased 88% from the prior year period. Net interest income of $573.4 million increased 71% year-over-year, primarily driven by growth in consumer deposits. Noninterest income of $248.1 million increased 144% year-over-year.
In the fourth quarter, we generated $63.2 million in loan platform fees, driven by $1.1 billion of personal loans originated on behalf of third parties as well as referrals. Additionally, our Loan Platform Business generated $3.6 million in servicing cash flow which is recorded in our Lending segment. In total, our Loan Platform Business added $66.9 million to our consolidated adjusted net revenue across these two segments.
In addition to our Loan Platform Business, we continued to see healthy growth in interchange in the fourth quarter and full-year 2024, up 63% and 90% year-over-year, respectively, as a result of over $14 billion in total annualized spend in the quarter across Money and Credit Card.
Contribution profit for the fourth quarter of 2024 reached $114.9 million, a $89.8 million improvement from the prior year period, while contribution margin grew 27 percentage points year-over-year to 45%. Contribution profit for the full-year of 2024 reached $307.0 million, a $307.3 million improvement from the prior year period, while contribution margin improved significantly year-over-year to 37%.

Financial Services – Segment Results of Operations
	Three Months Ended December 31,			Year Ended December 31,
($ in thousands)	2024	2023	% Change	2024	2023	% Change
Net interest income	$160,337	$109,072	47%	$573,422	$334,847	71%
Noninterest income	96,183	30,043	220%	248,089	101,668	144%
Total net revenue – Financial Services	256,520	139,115	84%	821,511	436,515	88%
Provision for credit losses(1)	(6,852)	(12,092)	(43)%	(31,659)	(54,945)	(42)%
Directly attributable expenses(1)	(134,813)	(101,963)	32%	(482,845)	(381,832)	26%
Contribution profit – Financial Services	$114,855	$25,060	358%	$307,007	$(262)	n/m
Contribution margin – Financial Services(2)	45%	18%		37%	—%
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(1)In the fourth quarter of 2024, we made a presentation change to present the provision for credit losses below total net revenue and above directly attributable expenses, from its previous presentation within directly attributable expenses. Respective prior period amounts were recast to conform to the current period presentation.
(2)Contribution margin is defined for each of our reportable segments as contribution profit (loss), divided by net revenue.
By continuously innovating with new and relevant offerings, features and rewards for members, SoFi grew total Financial Services products by 3.3 million, or 34%, year-over-year, bringing the total to 12.7 million at quarter-end. SoFi Money reached 5.1 million products, Relay reached 4.6 million products and SoFi Invest reached 2.5 million products by the end of the fourth quarter.
Monetization continues to improve across all products, with annualized revenue per product of $81 and $65 during the fourth quarter and full-year of 2024, up 37% and 40% year-over-year, respectively.
SoFi Money continues to offer a top tier APY of up to 3.8% as of January 27, 2025, no minimum balance requirement nor balance limits, FDIC insurance through a network of participating banks of up to $2 million, a host of free features and a unique rewards program.
Total deposits grew to $26.0 billion, with over 90% of SoFi Money deposits (inclusive of Checking and Savings and cash management accounts) coming from direct deposit members, with more than half of newly funded SoFi Money accounts setting up direct deposit by day 30.

Financial Services – Products	December 31,
	2024	2023	% Change
Money(1)	5,094,785	3,374,310	51%
Invest(2)	2,525,059	2,380,641	6%
Credit Card	279,360	245,385	14%
Referred loans(3)	85,205	55,231	54%
Relay	4,636,755	3,336,868	39%
At Work	113,917	87,035	31%
Total financial services products(2)	12,735,081	9,479,470	34%
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(1)Includes checking and savings accounts held at SoFi Bank, and cash management accounts.
(2)Year-over-year product growth for Invest and total financial services products was 19% and 38%, respectively, when excluding digital assets accounts related to our transfer of crypto services in 2023.
(3)Limited to loans wherein we provide third party fulfillment services as part of our Loan Platform Business.
Technology Platform Segment Results
Technology Platform segment net revenue of $102.8 million for the fourth quarter of 2024 increased 6% year-over-year. Contribution profit of $32.1 million increased 5% from the prior year period, for a contribution margin of 31%.

For the full year 2024, net revenue of $395.2 million increased 12% year-over-year. Contribution profit of $127.0 million increased 34% from the prior year period, for a contribution margin of 32%.

We have continued to demonstrate our ability to serve a broad range of clients, including governmental agencies, fintechs, and consumer brands. Notable deals include:
1.Galileo was recently selected by the US Department of the Treasury as the processing partner for Direct Express, a prepaid debit card program that 3.4 million people use to access their federal benefits. This is a testament to our Tech Platform’s differentiated offering, as well as its strength and reliability. We are excited about the integration that will take place in 2025 and the financial impact that we will see in 2026.
2.We signed a large US-based financial services provider that offers short-term consumer loans, card services, check cashing, and other financial products. They have a large, loyal, and highly active debit card portfolio and will rely on our technology to power existing and new capabilities. Once they fully transition to our platform in early 2026, they will be a top 10 client on a revenue basis.
3.We have signed a leading hotel rewards brand for our new co-branded card program launching in the first half of 2025. This is a new, differentiated offering that will expand our footprint among consumer brands.
These deals represent more predictable revenue from larger established brands, with notably higher average deal sizes. The implementation and the integration cycles will be gradual and the revenue impacts will most likely be in 2026.

Technology Platform – Segment Results of Operations
	Three Months Ended December 31,			Year Ended December 31,
($ in thousands)	2024	2023	% Change	2024	2023	% Change
Net interest income	$473	$941	(50)%	$2,158	$1,514	43%
Noninterest income	102,362	95,966	7%	393,020	350,826	12%
Total net revenue – Technology Platform	102,835	96,907	6%	395,178	352,340	12%
Directly attributable expenses	(70,728)	(66,323)	7%	(268,223)	(257,554)	4%
Contribution profit	$32,107	$30,584	5%	$126,955	$94,786	34%
Contribution margin – Technology Platform(1)	31%	32%		32%	27%
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(1)Contribution margin is defined for each of our reportable segments as contribution profit (loss), divided by net revenue.
Technology Platform total enabled client accounts increased 15% year-over-year, to 167.7 million up from 145.4 million in the prior-year period.

Technology Platform	December 31,
	2024	2023	% Change
Total accounts	167,713,818	145,425,391	15%
Lending Segment Results
For the fourth quarter of 2024, Lending segment GAAP net revenue of $417.8 million increased 18% from the prior year period, while adjusted net revenue for the segment of $422.8 million increased 22% from the prior year period. For the full-year ended 2024, Lending segment GAAP net revenue of $1.5 billion increased 8% from the prior year period, while adjusted net revenue for the segment of $1.5 billion increased 11% from the prior year period.
Lending segment performance in the fourth quarter was driven by net interest income, which rose 31% year-over-year and now makes up 82% of segment adjusted net revenue. This was driven by a 23% year-over-year increase in average interest-earning assets and a 68 basis points decrease in cost of funds, mostly offset by a 62 basis points decrease year-over-year in average yields. For the full year ended 2024, performance was also driven by net interest income, which rose 26% year-over-year. This was driven by a 38% year-over-year increase in average interest-earning assets and an 17 basis points decrease in cost of funds, partially offset by a 7 basis points decrease year-over-year in average yields.
Lending segment fourth quarter contribution profit of $246.0 million was up 9% from $226.1 million in the corresponding prior-year period. Lending segment adjusted contribution margin decreased to 58% from 65% in the prior year period. Full-year 2024 contribution profit of $890.5 million was up 8% from $823.3 million in the corresponding prior-year period. Lending segment adjusted contribution margin decreased to 60% from 62% in the corresponding prior-year period. These strong margins reflect SoFi’s ability to capitalize on continued strong demand for its lending products.

Lending – Segment Results of Operations
	Three Months Ended December 31,			Year Ended December 31,
($ in thousands)	2024	2023	% Change	2024	2023	% Change
Net interest income	$345,210	$262,626	31%	$1,207,226	$960,773	26%
Noninterest income	72,586	90,500	(20)%	277,996	409,848	(32)%
Total net revenue – Lending	417,796	353,126	18%	1,485,222	1,370,621	8%
Servicing rights – change in valuation inputs or assumptions	4,962	(6,595)	n/m	(6,280)	(34,700)	(82)%
Residual interests classified as debt – change in valuation inputs or assumptions	25	10	150%	108	425	(75)%
Directly attributable expenses	(176,825)	(120,431)	47%	(588,507)	(513,073)	15%
Contribution profit – Lending	$245,958	$226,110	9%	$890,543	$823,273	8%
Contribution margin – Lending(1)	59%	64%		60%	60%

Adjusted net revenue – Lending (non-GAAP)(2)	$422,783	$346,541	22%	$1,479,050	$1,336,346	11%
Adjusted contribution margin – Lending (non-GAAP)(2)	58%	65%		60%	62%
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(1)Contribution margin is defined for each of our reportable segments as contribution profit (loss), divided by net revenue.
(2)For more information and a reconciliation of these non-GAAP financial measures to the most comparable GAAP measure, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.

Lending – Loans At Fair Value
($ in thousands)	Personal Loans	Student Loans	Home Loans	Total
December 31, 2024
Unpaid principal	$16,589,623	$8,215,629	$149,862	$24,955,114
Accumulated interest	128,733	44,603	260	173,596
Cumulative fair value adjustments(1)	814,040	337,136	2,374	1,153,550
Total fair value of loans(2)(3)	$17,532,396	$8,597,368	$152,496	$26,282,260
September 30, 2024
Unpaid principal	$16,199,604	$7,437,305	$80,115	$23,717,024
Accumulated interest	118,169	34,956	42	153,167
Cumulative fair value adjustments(1)	925,051	404,406	1,533	1,330,990
Total fair value of loans(2)(3)	$17,242,824	$7,876,667	$81,690	$25,201,181
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(1) During the three months ended December 31, 2024, the cumulative fair value adjustments for personal loans were primarily impacted by higher unpaid principal balance, higher discount rate and lower weighted average coupon. The higher discount rate was driven by a 63 basis points increase in benchmark rates partially offset by 12 basis points of spread tightening. The cumulative fair value adjustments for student loans were primarily impacted by higher unpaid principal balance, higher discount rate and higher prepayment rate. The higher discount rate was driven by a 76 basis points increase in benchmark rates partially offset by 35 basis points of spread tightening.

(2) Each component of the fair value of loans is impacted by charge-offs during the period. Our fair value assumption for annual default rate incorporates fair value markdowns on loans beginning when they are 10 days or more delinquent, with additional markdowns at 30, 60 and 90 days past due.
(3) Student loans are classified as loans held for investment, and personal loans and home loans are classified as loans held for sale.
The following table summarizes the significant inputs to the fair value model for personal and student loans:

	Personal Loans		Student Loans
	December 31, 2024	September 30, 2024	December 31, 2024	September 30, 2024
Weighted average coupon rate(1)	13.4%	13.5%	5.9%	5.9%
Weighted average annual default rate	4.5%	4.5%	0.7%	0.7%
Weighted average conditional prepayment rate	26.0%	26.1%	11.0%	10.7%
Weighted average discount rate	5.29%	4.78%	4.40%	3.99%
Benchmark rate(2)	4.1%	3.4%	4.0%	3.3%
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(1)Represents the average coupon rate on loans held on balance sheet, weighted by unpaid principal balance outstanding at the balance sheet date.
(2)Corresponds with two-year SOFR for personal loans, and four-year SOFR for student loans.
For the fourth quarter of 2024, record origination volume of $7.2 billion increased 66% year-over-year. For the full year 2024, record origination volume of $23.2 billion increased 33% year-over-year. This was a result of continued strong demand for personal loan, student loan and home loan originations.
Personal loan record originations of $5.3 billion in the fourth quarter of 2024 were up 63% year-over-year, inclusive of $1.1 billion originated on behalf of third parties for our Loan Platform Business. Fourth quarter student loan volume of $1.3 billion was up 71% year-over-year, representing the best quarter since the end of 2021. Fourth quarter home loan volume of $577 million was up 87% year-over-year, also representing the best quarter of originations since 2021.
The fourth quarter of 2024 represented our best quarter of capital markets transactions since going public. Overall, we sold, or transferred through our Loan Platform Business, more than $3.4 billion in total of personal loans, home loans and senior secured loans.
We continued to improve credit performance in the fourth quarter, with on-balance sheet 90 day personal loan delinquency rate of 55 basis points, a decrease from 57 basis points in the prior quarter.
Personal loan annualized charge-off rate decreased to 3.37% from 3.52% in the prior quarter, including the impact of asset sales, new originations and the delinquency sales in the quarter. Had we not sold these late stage delinquencies, we estimate that, including recoveries, would have had an all-in annualized net charge off rate for personal loans of approximately 4.9% vs. 5.0% last quarter.
The data continues to support our 7–8% maximum life of loan loss assumptions for personal loans, in line with our underwriting tolerance, although we continue to trend below these levels.
Our recent vintages, originated from Q4 2022 to Q1 2024 have net cumulative losses of 3.8%, with 45% unpaid principal balance remaining. This is well below the 5.25% observed at the same point in time for the 2017 vintage – that last vintage that approached our 7–8% tolerance. Similar to last quarter, the gap between the newer cohort curve and the 2017 cohort curve widened by 15 basis points, demonstrating continued improvement.
Additionally, looking at our Q1 2020 through Q3 2024 originations, 58% of principal has already been paid down, with 6.5% in net cumulative losses. Therefore, for life-of-loan losses on this entire cohort of loans to reach 8%, the charge-off at a rate on the remaining 42% of unpaid principal would need to exceed 10%. This would be well above past levels, further underscoring our confidence in achieving loss rates below 8% tolerance.

Lending – Originations and Average Balances
	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2024	2023		2024	2023
Origination volume ($ in thousands, during period)
Personal loans(1)	$5,251,949	$3,222,759	63%	$17,614,985	$13,801,065	28%
Student loans	1,348,970	789,970	71%	3,780,752	2,630,040	44%
Home loans	577,362	308,884	87%	1,820,213	997,492	82%
Total	$7,178,281	$4,321,613	66%	$23,215,950	$17,428,597	33%
Average loan balance ($, as of period end)(2)
Personal loans	$25,377	$24,223	5%
Student loans	42,960	44,683	(4)%
Home loans	279,321	284,289	(2)%
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(1)Inclusive of origination volume related to our Loan Platform Business.
(2)Within each loan product category, average loan balance is defined as the total unpaid principal balance of the loans divided by the number of loans that have a balance greater than zero dollars as of the reporting date. Average loan balance includes loans on our balance sheet, as well as transferred loans and referred loans with which we have a continuing involvement through our servicing agreements.

Lending – Products	December 31,
	2024	2023	% Change
Personal loans(1)	1,405,928	1,113,864	26%
Student loans	568,612	519,489	9%
Home loans	35,814	29,653	21%
Total lending products	2,010,354	1,663,006	21%
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(1)Includes loans which we originate as part of our Loan Platform Business.
Guidance and Outlook
Looking forward to 2025, after a year of bolstering the capital base, reaching GAAP profitability, as well as the scale required to drive continued profitability, management wants to better tilt the incremental revenue growth toward investment.
In 2025, management plans to manage towards an incremental EBITDA margin of approximately 30%, as the company re-invests in the business to continue to drive durable growth and strong returns well into the future.
In line with market expectations, the macro assumptions that underpin our financial guide include:
•An interest rate outlook consistent with the forward curve and just north of 1.5 rate cuts
•GDP expansion of 1–2%
•Normalization of unemployment in the 5% range
•Continuation of normalized credit spreads across capital markets and stabilization of consumer credit
In the first quarter of 2025, management expects to generate $725 to $745 million of adjusted net revenue, $175 to $185 million of adjusted EBITDA, $30 to $40 million of GAAP net income and $0.03 of GAAP EPS.
For the full year 2025, management expects to deliver adjusted net revenue of $3.200 to $3.275 billion, which equates to approximately 23 to 26% year-over-year growth. Management expects adjusted EBITDA of $845 to $865 million, which equates to an incremental EBITDA margin of 30%, in line with our long term investment philosophy. We expect GAAP net income of $285 to $305 million, with an incremental margin of 20% when excluding 2024 non-recurring income tax benefits and gains on convertible notes. Lastly, we expect GAAP EPS of $0.25 to $0.27 cents per share. This guidance assumes a tax rate of 26%, which we currently believe to be our effective tax rate in 2025.

Management expects growth in tangible book value of approximately $550 to $575 million and expects to maintain a total capital ratio north of 15%.
Management expects to add at least 2.8 million new members in 2025, which represents 28% growth from 2024 levels.
Management will further address full-year guidance on the quarterly earnings conference call. Management has not reconciled forward-looking non-GAAP measures to their most directly comparable GAAP measures. This is because the company cannot predict with reasonable certainty and without unreasonable efforts the ultimate outcome of certain GAAP components of such reconciliations due to market-related assumptions that are not within our control as well as certain legal or advisory costs, tax costs or other costs that may arise. For these reasons, management is unable to assess the probable significance of the unavailable information, which could materially impact the amount of the future directly comparable GAAP measures.

Earnings Webcast
SoFi’s executive management team will host a live audio webcast beginning at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time) today to discuss the quarter’s financial results and business highlights. All interested parties are invited to listen to the live webcast at https://investors.sofi.com. A replay of the webcast will be available on the SoFi Investor Relations website for 30 days. Investor information, including supplemental financial information, is available on SoFi’s Investor Relations website at https://investors.sofi.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain of the statements above are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding our expectations for first quarter of 2025 and full year 2025 adjusted net revenue, adjusted EBITDA, adjusted EBITDA margin, GAAP net income, GAAP EPS, year end total capital ratio, member growth, and expected growth in tangible book value, our expectations regarding our ability to increase capital-light, higher ROE, fee-based revenue streams, our expectations regarding our ability to continue to grow our business, build our brand and launch new business lines and products, our ability to continue to attract and execute deals, our ability to continue to improve our financials and increase our member, product and total accounts count, our ability to achieve diversified and more durable growth, our ability to continue the momentum seen in 2024 in 2025, our ability to have loss rates below 8%, our ability to navigate the macroeconomic environment, any changes in demand for our products, and the financial position, business strategy and plans and objectives of management for our future operations. These forward-looking statements are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Words such as “achieve”, “believe”, “continue”, “expect”, “future”, “growth”, “may”, “plan”, “strategy”, “will be”, “will continue”, and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include: (i) the effect of and our ability to respond and adapt to changing market and economic conditions, including economic downturns, fluctuating inflation and interest rates, and volatility from global events; (ii) our ability to maintain net income profitability, continue to increase capital-light, higher ROE, fee-based revenue streams, continue to grow across our segments in the future, as well as our ability to meet our guidance; (iii) the impact on our business of the regulatory environment, changes in governmental policies, and complexities with compliance related to such environment; (iv) our ability to realize the benefits of being a bank holding company and operating SoFi Bank, including continuing to grow high quality deposits and our rewards program for members; (v) our ability to continue to drive brand awareness and realize the benefits of our marketing and advertising campaigns; (vi) our ability to vertically integrate our businesses and accelerate the pace of innovation of our financial products; (vii) our ability to manage our growth effectively and our expectations regarding the development and expansion of our business; (viii) our ability to access sources of capital on acceptable terms or at all; (ix) the success of our continued investments in our Financial Services segment and in our business generally; (x) our ability to expand our member base and increase our product adds; (xi) our ability to maintain our leadership position in certain categories of our business and to grow market share in existing markets or any new markets we may enter; (xii) our ability to cater to a broad range of clients and continue to execute deals with current or future business partners; (xiii) our ability to develop new products, features and functionality that are competitive and meet market needs; (xiv) our ability to realize the benefits of our strategy, including what we refer to as our FSPL; (xv) our ability to make accurate credit and pricing decisions or effectively forecast our loss rates; (xvi) our ability to establish and maintain an effective system of internal controls over financial reporting; (xvii) our ability to maintain the security and reliability of our products; and (xviii) the outcome of any legal or governmental proceedings instituted against us. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties set forth in the section titled “Risk Factors” in our last quarterly report on Form 10-Q, as filed with the Securities and Exchange Commission, and those that are included in any of our future filings with the Securities and Exchange Commission, including our annual report on Form 10-K, under the Exchange Act. These forward-looking statements are based on information available as of the date hereof and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.
Non-GAAP Financial Measures
This press release presents information about certain non-GAAP financial measures provided as supplements to the results provided in accordance with accounting principles generally accepted in the United States (GAAP). Our management and Board of Directors uses these non-GAAP measures to evaluate our operating performance, formulate business plans, help better assess our overall liquidity position, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that these non-GAAP measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures. Other companies may not use these non-GAAP measures or may use similar measures that are defined in a different manner. Therefore, SoFi's non-GAAP measures may not be directly comparable to similarly titled measures of other companies.
Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are provided in Table 2 to the “Financial Tables” herein.
About SoFi
SoFi (NASDAQ: SOFI) is a member-centric, one-stop shop for digital financial services on a mission to help people achieve financial independence to realize their ambitions. The company’s full suite of financial products and services helps its over 10.1 million SoFi members borrow, save, spend, invest, and protect their money better by giving them fast access to the tools they need to get their money right, all in one app. SoFi also equips members with the resources they need to get ahead – like credentialed financial planners, exclusive experiences and events, and a thriving community – on their path to financial independence.
SoFi innovates across three business segments: Lending, Financial Services – which includes SoFi Checking and Savings, SoFi Invest, SoFi Credit Card, SoFi Protect, and SoFi Insights – and Technology Platform, which offers the only end-to-end vertically integrated financial technology stack. SoFi Bank, N.A., an affiliate of SoFi, is a nationally chartered bank, regulated by the OCC and FDIC and SoFi is a bank holding company regulated by the Federal Reserve. The company is also the naming rights partner of SoFi Stadium, home of the Los Angeles Chargers and the Los Angeles Rams. For more information, visit https://www.sofi.com or download our iOS and Android apps.
Availability of Other Information About SoFi
Investors and others should note that we communicate with our investors and the public using our website (https://www.sofi.com), the investor relations website (https://investors.sofi.com), and on social media (X and LinkedIn), including but not limited to investor presentations and investor fact sheets, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that SoFi posts on these channels and websites could be deemed to be material information. As a result, SoFi encourages investors, the media, and others interested in SoFi to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on SoFi’s investor relations website and may include additional social media channels. The contents of SoFi’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Contact

Investors:
SoFi Investor Relations
IR@sofi.com
Media:
SoFi Media Relations
PR@sofi.com

SOFI-F

FINANCIAL TABLES
(Unaudited)
1.    Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
2.    Reconciliation of GAAP to Non-GAAP Financial Measures
3.    Condensed Consolidated Balance Sheets
4.    Average Balances and Net Interest Earnings Analysis
5.    Condensed Consolidated Cash Flow Data
6.    Company Metrics
7.    Segment Financials
8.    Disaggregated Revenue
9.    Analysis of Charge-Offs
10.    Regulatory Capital

Table 1

SoFi Technologies, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(In Thousands, Except for Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Interest income
Loans and securitizations	$688,723	$598,959	$2,601,988	$1,944,128
Other	55,214	46,278	205,829	106,939
Total interest income	743,937	645,237	2,807,817	2,051,067
Interest expense
Securitizations and warehouses	23,022	62,989	112,398	244,220
Deposits	238,596	182,612	930,154	507,820
Corporate borrowings	12,039	9,882	48,346	36,833
Other	111	113	438	454
Total interest expense	273,768	255,596	1,091,336	789,327
Net interest income	470,169	389,641	1,716,481	1,261,740
Noninterest income
Loan origination, sales, and securitizations	73,913	82,929	255,870	371,812
Servicing	(1,316)	7,525	22,244	37,328
Technology products and solutions	88,376	87,026	350,810	323,972
Loan platform fees	63,235	9,341	141,608	33,602
Other	39,748	38,942	187,846	94,335
Total noninterest income	263,956	225,763	958,378	861,049
Total net revenue	734,125	615,404	2,674,859	2,122,789
Provision for credit losses(1)	6,877	12,092	31,712	54,945
Noninterest expense
Technology and product development	148,986	141,817	551,787	511,419
Sales and marketing	229,261	174,705	796,293	719,400
Cost of operations	128,155	103,947	461,633	379,998
General and administrative	160,922	131,685	600,089	511,011
Goodwill impairment	—	—	—	247,174
Total noninterest expense(1)	667,324	552,154	2,409,802	2,369,002
Income (loss) before income taxes	59,924	51,158	233,345	(301,158)
Income tax benefit (expense)	272,549	(3,245)	265,320	416
Net income (loss)	$332,473	$47,913	$498,665	$(300,742)

Earnings (loss) per share
Earnings (loss) per share – basic	$0.31	$0.04	$0.46	$(0.36)
Earnings (loss) per share – diluted	$0.29	$0.02	$0.39	$(0.36)
Weighted average common stock outstanding – basic	1,087,863	962,692	1,050,219	945,024
Weighted average common stock outstanding – diluted	1,151,047	1,029,303	1,101,390	945,024
(1)In the fourth quarter of 2024, we made a presentation change to present the provision for credit losses below total net revenue and above total noninterest expense, from its previous presentation within total noninterest expense. Respective prior period amounts were recast to conform to the current period presentation.

Table 2
Non-GAAP Financial Measures
(Unaudited)
Adjusted Net Revenue
Adjusted net revenue is a non-GAAP measure. Adjusted net revenue is defined as total net revenue, adjusted to exclude the fair value changes in servicing rights and residual interests classified as debt due to valuation inputs and assumptions changes, which relate only to our Lending segment, as well as gains and losses on extinguishment of debt. We adjust total net revenue to exclude these items, as they are non-cash charges that are not realized during the period or not indicative of our core operating performance, and therefore positive or negative changes do not impact the cash available to fund our operations. Management believes this measure is useful because it enables management and investors to assess our underlying operating performance and cash available to fund our operations. In addition, management uses this measure to better decide on the proper expenses to authorize for each of our operating segments, to ultimately help achieve target contribution profit margins.
The following table reconciles adjusted net revenue to total net revenue, the most directly comparable GAAP measure:

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2024	2023	2024	2023
Total net revenue (GAAP)	$734,125	$615,404	$2,674,859	$2,122,789
Servicing rights – change in valuation inputs or assumptions(1)	4,962	(6,595)	(6,280)	(34,700)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	25	10	108	425
Gain on extinguishment of debt(3)	—	(14,574)	(62,517)	(14,574)
Adjusted net revenue (non-GAAP)	$739,112	$594,245	$2,606,170	$2,073,940
___________________
(1)Reflects changes in fair value inputs and assumptions on servicing rights, including conditional prepayment, default rates and discount rates. These assumptions are highly sensitive to market interest rate changes and are not indicative of our performance or results of operations. Moreover, these non-cash charges are unrealized during the period and, therefore, have no impact on our cash flows from operations.
(2)Reflects changes in fair value inputs and assumptions on residual interests classified as debt, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated securitization VIEs by purchasing residual interests, we receive proceeds at the time of the closing of the securitization and, thereafter, pass along contractual cash flows to the residual interest owner. These residual debt obligations are measured at fair value on a recurring basis, but they have no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business.
(3)Reflects gain on extinguishment of debt. Gains and losses are recognized during the period of extinguishment for the difference between the net carrying amount of debt extinguished and the fair value of equity securities issued.
The following table reconciles adjusted net revenue for the Lending segment to total net revenue, the most directly comparable GAAP measure for the Lending segment:

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2024	2023	2024	2023
Lending
Total net revenue – Lending (GAAP)	$417,796	$353,126	$1,485,222	$1,370,621
Servicing rights – change in valuation inputs or assumptions(1)	4,962	(6,595)	(6,280)	(34,700)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	25	10	108	425
Adjusted net revenue – Lending (non-GAAP)	$422,783	$346,541	$1,479,050	$1,336,346
___________________
(1)See footnote (1) to the table above.
(2)See footnote (2) to the table above.
Adjusted Noninterest Income
Adjusted noninterest income is a non-GAAP measure. Adjusted noninterest income is defined as noninterest income, adjusted to exclude the fair value changes in servicing rights and residual interests classified as debt due to valuation inputs and assumptions changes, which relate only to our Lending segment, as well as gains and losses on extinguishment of debt. We adjust noninterest income to exclude these items, as they are non-cash charges that are not realized during the period or not indicative of our core operating performance, and therefore positive or negative changes do not impact the cash available to fund our operations.

Management believes this measure is useful because it enables management and investors to assess our underlying operating performance and cash available to fund our operations.
The following table reconciles adjusted noninterest income to noninterest income, the most directly comparable GAAP measure:

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2024	2023	2024	2023
Noninterest income (GAAP)	$263,956	$225,763	$958,378	$861,049
Servicing rights – change in valuation inputs or assumptions(1)	4,962	(6,595)	(6,280)	(34,700)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	25	10	108	425
Gain on extinguishment of debt(3)	—	(14,574)	(62,517)	(14,574)
Adjusted noninterest income (non-GAAP)	$268,943	$204,604	$889,689	$812,200
___________________
(1)Reflects changes in fair value inputs and assumptions on servicing rights, including conditional prepayment, default rates and discount rates. These assumptions are highly sensitive to market interest rate changes and are not indicative of our performance or results of operations. Moreover, these non-cash charges are unrealized during the period and, therefore, have no impact on our cash flows from operations.
(2)Reflects changes in fair value inputs and assumptions on residual interests classified as debt, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated securitization VIEs by purchasing residual interests, we receive proceeds at the time of the closing of the securitization and, thereafter, pass along contractual cash flows to the residual interest owner. These residual debt obligations are measured at fair value on a recurring basis, but they have no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business.
(3)Reflects gain on extinguishment of debt. Gains and losses are recognized during the period of extinguishment for the difference between the net carrying amount of debt extinguished and the fair value of equity securities issued.
The following table reconciles adjusted noninterest income for the Lending segment to noninterest income, the most directly comparable GAAP measure for the Lending segment:

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2024	2023	2024	2023
Lending
Noninterest income – Lending (GAAP)	$72,586	$90,500	$277,996	$409,848
Servicing rights – change in valuation inputs or assumptions(1)	4,962	(6,595)	(6,280)	(34,700)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	25	10	108	425
Adjusted noninterest income – Lending (non-GAAP)	$77,573	$83,915	$271,824	$375,573
___________________
(1)See footnote (1) to the table above.
(2)See footnote (2) to the table above.
Adjusted Contribution Margin and Incremental Adjusted Contribution Margin — Lending
Adjusted contribution margin and incremental adjusted contribution margin are non-GAAP measures and relate only to our Lending segment. Adjusted contribution margin is defined as segment contribution profit (loss) for the Lending segment, divided by adjusted net revenue for the Lending segment, a non-GAAP measure. Incremental adjusted contribution margin is defined as the change in segment contribution profit (loss) for our Lending segment, divided by change in adjusted net revenue for the Lending segment. See ‘Adjusted Net Revenue’ above for a reconciliation of Lending segment adjusted net revenue.
Management believes adjusted contribution margin metrics are useful because they enable management and investors to assess the underlying operating performance of our Lending segment, by removing the impact of changes in volume over periods to present a comparable view of segment contribution profit (loss), which is a measure of the direct profitability of each of our reportable segments, as a percentage of segment adjusted net revenue for the Lending segment during each period.

The following table presents a reconciliation of adjusted contribution margin and incremental adjusted contribution margin for our reportable Lending segment:

	Three Months Ended December 31,		2024 vs 2023	Year Ended December 31,		2024 vs 2023
($ in thousands)	2024	2023	$ Change	2024	2023	$ Change
Lending
Contribution profit – Lending (GAAP)	$245,958	$226,110	$19,848	$890,543	$823,273	$67,270
Net revenue – Lending (GAAP)	417,796	353,126	64,670	1,485,222	1,370,621	114,601
Contribution margin – Lending (GAAP)(1)	59%	64%		60%	60%
Incremental contribution margin – Lending (GAAP)(1)	31%			59%

Adjusted net revenue – Lending (non-GAAP)(2)	$422,783	$346,541	$76,242	$1,479,050	$1,336,346	$142,704
Adjusted contribution margin – Lending (non-GAAP)	58%	65%		60%	62%
Incremental adjusted contribution margin – Lending (non-GAAP)	26%			47%
___________________
(1)Contribution margin is defined for each of our reportable segments as contribution profit (loss), divided by net revenue. Incremental contribution margin for each of our reportable segments is defined as the change in segment contribution profit (loss), divided by change in net revenue.
(2)Refer to ‘Adjusted Net Revenue’ above for reconciliation of this non-GAAP measure.
Adjusted EBITDA, Adjusted EBITDA Margin and Incremental Adjusted EBITDA Margin
Adjusted EBITDA, adjusted EBITDA margin and incremental adjusted EBITDA margin are non-GAAP measures. Adjusted EBITDA is defined as net income (loss), adjusted to exclude, as applicable: (i) corporate borrowing-based interest expense (our adjusted EBITDA measure is not adjusted for warehouse or securitization-based interest expense, nor deposit interest expense and finance lease liability interest expense, as these are direct operating expenses), (ii) income tax expense (benefit), (iii) depreciation and amortization, (iv) share-based expense (inclusive of equity-based payments to non-employees), (v) restructuring charges, (vi) impairment expense (inclusive of goodwill impairment and property, equipment and software abandonments), (vii) transaction-related expenses, (viii) foreign currency impacts related to operations in highly inflationary countries, (ix) fair value changes in each of servicing rights and residual interests classified as debt due to valuation assumptions, (x) gain on extinguishment of debt, and (xi) other charges, as appropriate, that are not expected to recur and are not indicative of our core operating performance.
Adjusted EBITDA margin is computed as adjusted EBITDA divided by adjusted net revenue. Incremental adjusted EBITDA margin is defined as the change in adjusted EBITDA, divided by change in adjusted net revenue. See ‘Adjusted Net Revenue’ above for a reconciliation of this non-GAAP measure.
Management believes adjusted EBITDA, adjusted EBITDA margin and incremental adjusted EBITDA margin are useful measures for period-over-period comparisons of our business. These measures enable management and investors to assess our core operating performance or results of operations by removing the effects of certain non-cash items and charges, as well as the impact of changes in volume over periods as applicable. In addition, management uses these measures to help evaluate cash flows generated from operations and the extent of additional capital, if any, required to invest in strategic initiatives.

The following table reconciles adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, and presents the computations of adjusted EBITDA margin and incremental adjusted EBITDA margin:

	Three Months Ended December 31,		2024 vs 2023	Year Ended December 31,		2024 vs 2023
($ in thousands)	2024	2023	$ Change	2024	2023	$ Change
Net income (loss) (GAAP)	$332,473	$47,913	$284,560	$498,665	$(300,742)	$799,407
Non-GAAP adjustments:
Interest expense – corporate borrowings(1)	12,039	9,882	2,157	48,346	36,833	11,513
Income tax expense (benefit)(2)	(272,549)	3,245	(275,794)	(265,320)	(416)	(264,904)
Depreciation and amortization(3)	53,545	53,449	96	203,498	201,416	2,082
Share-based expense	66,367	69,107	(2,740)	246,152	271,216	(25,064)
Restructuring charges(4)	255	7,796	(7,541)	1,530	12,749	(11,219)
Impairment expense(5)	—	—	—	—	248,417	(248,417)
Foreign currency impact of highly inflationary subsidiaries(6)	840	10,971	(10,131)	1,683	10,971	(9,288)
Transaction-related expense(7)	—	—	—	615	142	473
Servicing rights – change in valuation inputs or assumptions(8)	4,962	(6,595)	11,557	(6,280)	(34,700)	28,420
Residual interests classified as debt – change in valuation inputs or assumptions(9)	25	10	15	108	425	(317)
Gain on extinguishment of debt(10)	—	(14,574)	14,574	(62,517)	(14,574)	(47,943)
Total adjustments	(134,516)	133,291	(267,807)	167,815	732,479	(564,664)
Adjusted EBITDA (non-GAAP)	$197,957	$181,204	$16,753	$666,480	$431,737	$234,743

Net income (loss) (GAAP)	$332,473	$47,913	$284,560	$498,665	$(300,742)	$799,407
Total net revenue (GAAP)	734,125	615,404	118,721	2,674,859	2,122,789	552,070
Net income (loss) margin (GAAP)	45%	8%		19%	(14)%
Incremental net income (loss) margin (GAAP)	240%			145%

Adjusted net revenue (non-GAAP)(11)	$739,112	$594,245	$144,867	$2,606,170	$2,073,940	$532,230
Adjusted EBITDA margin (non-GAAP)	27%	30%		26%	21%
Incremental adjusted EBITDA margin (non-GAAP)	12%			44%
___________________
(1)Our adjusted EBITDA measure adjusts for corporate borrowing-based interest expense, as these expenses are a function of our capital structure. Corporate borrowing-based interest expense includes interest on our revolving credit facility, as well as interest expense and the amortization of debt discount and debt issuance costs on our convertible notes. Convertible note interest expense in the 2024 periods increased related to the issuance of interest-bearing convertible senior notes during the first quarter of 2024.
(2)Our income tax position in 2024 was primarily due to the release in the fourth quarter of a $258 million valuation allowance against certain deferred tax assets based on our reassessment of their realizability. Income taxes in 2023 were primarily attributable to income tax benefits from foreign losses in jurisdictions with net deferred tax liabilities related to Technisys, offset by income tax expense associated with the profitability of SoFi Bank in state jurisdictions where separate filings are required, as well as federal taxes where our tax credits and loss carryforwards may be limited.
(3)Depreciation and amortization expense in 2024 was primarily related to our internally-developed software and intangibles.
(4)Restructuring charges in 2024 relate to legal entity restructuring. Restructuring charges in 2023 primarily included employee-related wages, benefits and severance associated with a small reduction in headcount in our Technology Platform segment in the first quarter of 2023 and expenses in the fourth quarter of 2023 related to a reduction in headcount across the Company, which do not reflect expected future operating expenses and are not indicative of our core operating performance.
(5)Impairment expense in 2023 includes $247,174 related to goodwill impairment, and $1,243 related to a sublease arrangement, which are not indicative of our core operating performance.
(6)Foreign currency charges reflect the impacts of highly inflationary accounting for our operations in Argentina, which are related to our Technology Platform segment and commenced in the first quarter of 2022 with the Technisys Merger. For the year ended December 31, 2023, all amounts were reflected in the fourth quarter, as inter-quarter amounts were determined to be immaterial. Amounts in 2022 were determined to be immaterial.
(7)Transaction-related expenses in 2024 and 2023 included financial advisory and professional services costs associated with our acquisition of Wyndham.
(8)Reflects changes in fair value inputs and assumptions, including market servicing costs, conditional prepayment, default rates and discount rates. This non-cash change is unrealized during the period and, therefore, has no impact on our cash flows from operations. As such, these positive and negative changes in fair value attributable to assumption changes are adjusted out of net income (loss) to provide management and financial users with better visibility into the earnings available to finance our operations.
(9)Reflects changes in fair value inputs and assumptions, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated VIEs through purchasing residual interests, we receive proceeds at the time of the securitization close and, thereafter, pass along contractual cash flows to the residual interest owner. These obligations are measured at fair value on a recurring basis, which has no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, these positive and negative non-cash changes in fair value attributable to assumption changes are adjusted out of net income (loss) to provide management and financial users with better visibility into the earnings available to finance our operations..
(10)Reflects gain on extinguishment of debt. Gains and losses are recognized during the period of extinguishment for the difference between the net carrying amount of debt extinguished and the fair value of equity securities issued.
(11)Refer to 'Adjusted Net Revenue' above for reconciliation of this non-GAAP measure.
Tangible Book Value and Tangible Book Value per Common Share
Beginning in the fourth quarter of 2024, the company is modifying the presentation of its tangible book value and tangible book value per share, which are non-GAAP measures. Tangible book value is defined as permanent equity, adjusted to exclude goodwill and intangible assets, net of related deferred tax liabilities. Tangible book value per common share represents tangible book value at period-end divided by common stock outstanding at period-end.
Prior to the fourth quarter of 2024, tangible book value was defined as permanent equity, adjusted to exclude goodwill and intangible assets. Tangible book value per common share was defined as tangible book value at period-end divided by diluted weighted average common stock outstanding during the period.
These modifications are intended to enhance investors’ overall understanding of our capital adequacy. Prior period tangible book value and tangible book value per share in this release have been recast to conform with the current presentation. These changes have no impact on any of the company’s previously reported GAAP results for any periods presented.
These measures are utilized by management in assessing our use of equity and capital adequacy. We believe that tangible book value presents a meaningful measure of net asset value, and tangible book value per share provides additional useful information to investors to assess capital adequacy.
The following table reconciles tangible book value to permanent equity, the most directly comparable GAAP measure, and presents the computation of permanent equity per common share and tangible book value per common share for the periods presented:

($ and shares in thousands, except per share amounts)	December 31, 2024	December 31, 2023
Permanent equity (GAAP)	$6,525,134	$5,234,612
Non-GAAP adjustments:
Goodwill	(1,393,505)	(1,393,505)
Intangible assets	(297,794)	(364,048)
Related deferred tax liabilities	60,088	44,139
Tangible book value (as of period end) (non-GAAP)	$4,893,923	$3,521,198

Common stock outstanding (as of period end)	1,095,358	975,862

Permanent equity per common share (GAAP)	$5.96	$5.36
Tangible book value per common share (non-GAAP)	$4.47	$3.61

The following tables present tangible book value and tangible book value per share recast to conform with current period presentation.

($ and shares in thousands, except per share amounts)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	June 30, 2022	September 30, 2022	March 31, 2022
Permanent equity (GAAP)	$6,525,134	$6,121,481	$5,901,494	$5,825,605	$5,234,612	$5,053,388	$5,257,661	$5,234,072	$5,208,102	$5,181,003	$5,186,180	$5,210,299
Non-GAAP adjustments:
Goodwill	(1,393,505)	(1,393,505)	(1,393,505)	(1,393,505)	(1,393,505)	(1,393,505)	(1,640,679)	(1,622,991)	(1,622,991)	(1,622,951)	(1,625,375)	(1,615,694)
Intangible assets	(297,794)	(314,959)	(331,446)	(347,495)	(364,048)	(387,307)	(412,099)	(419,880)	(442,155)	(456,771)	(481,124)	(505,526)
Related deferred tax liabilities	60,088	15,654	24,023	30,437	44,139	76,892	78,995	88,502	101,972	123,929	135,396	131,002
Tangible book value (as of period end) (non-GAAP)	$4,893,923	$4,428,671	$4,200,566	$4,115,042	$3,521,198	$3,349,468	$3,283,878	$3,279,703	$3,244,928	$3,225,210	$3,215,077	$3,220,081

Common stock outstanding (as of period end)	1,095,358	1,084,137	1,065,112	1,056,491	975,862	957,860	948,913	940,339	933,896	927,346	922,103	915,674

Permanent equity per common share (GAAP)	$5.96	$5.65	$5.54	$5.51	$5.36	$5.28	$5.54	$5.57	$5.58	$5.59	$5.62	$5.69
Tangible book value per common share (non-GAAP)	$4.47	$4.08	$3.94	$3.90	$3.61	$3.50	$3.46	$3.49	$3.47	$3.48	$3.49	$3.52

Adjusted Net Income (Loss), Adjusted Net Income Margin, Incremental Adjusted Net Income Margin and Adjusted EPS
Adjusted net income (loss), adjusted net income margin, incremental adjusted net income margin and adjusted diluted earnings (loss) are non-GAAP measures. Adjusted net income (loss) is defined as net income (loss), adjusted to exclude, as applicable, goodwill impairment expense and certain income tax benefits that are not expected to recur and are not indicative of our core operating performance.
Adjusted diluted earnings (loss) per share (“adjusted EPS”) is a non-GAAP financial measure that adjusts GAAP diluted earnings (loss) per share. Adjusted EPS is computed by dividing net income (loss) attributable to common stockholders, adjusted to exclude, as applicable, goodwill impairment expense and certain income tax benefits that are not expected to recur and are not indicative of our core operating performance, by the diluted weighted average number of shares of common stock outstanding during the period.
Adjusted net income margin is computed as adjusted net income (loss) divided by adjusted net revenue. Incremental adjusted net income margin is defined as the change in adjusted net income (loss), divided by change in adjusted net revenue. See ‘Adjusted Net Revenue’ above for a reconciliation of this non-GAAP measure.
Management believes adjusted net income (loss), adjusted net income margin, incremental adjusted net income margin and adjusted EPS are useful because they enable management and investors to assess our core operating performance or results of operations, by removing the effects of certain non cash items and charges to present a comparable view for period over period comparisons of our business.

The following table: (i) reconciles adjusted net income (loss) to net income (loss), the most directly comparable GAAP measure, (ii) reconciles adjusted EPS to diluted earnings (loss) per share, the most directly comparable GAAP measure, and (iii) presents the computations of adjusted net income margin and incremental adjusted net income margin.

	Three Months Ended December 31,		2024 vs 2023	Year Ended December 31,		2024 vs 2023
($ and shares in thousands, except per share amounts)	2024	2023	$ Change	2024	2023	$ Change
Net income (loss) (GAAP)	$332,473	$47,913	$284,560	$498,665	$(300,742)	$799,407
Non-GAAP adjustments:
Income tax benefit from release of tax valuation allowance	(258,401)	—	(258,401)	(258,401)	—	(258,401)
Income tax benefit from restructuring	(13,042)	—	(13,042)	(13,042)	—	(13,042)
Goodwill impairment expense	—	—	—	—	247,174	(247,174)
Adjusted net income (loss) (non-GAAP)	$61,030	$47,913	$13,117	$227,222	$(53,568)	$280,790

Numerator:
Net income (loss) attributable to common stockholders – diluted (GAAP)(1)	$332,473	$24,615		$434,776	$(341,167)
Non-GAAP adjustments:
Income tax benefit from release of tax valuation allowance	(258,401)	—		(258,401)	—
Income tax benefit from restructuring	(13,042)	—		(13,042)	—
Goodwill impairment expense	—	—		—	247,174
Adjusted net income (loss) attributable to common stockholders – diluted (non-GAAP)	$61,030	$24,615		$163,333	$(93,993)
Denominator:
Weighted average common stock outstanding – diluted	1,151,047	1,029,303		1,101,390	945,024

Earnings (loss) per share – diluted (GAAP)(1)	$0.29	$0.02		$0.39	$(0.36)
Impact of adjustments per share	(0.24)	—		(0.24)	0.26
Adjusted earnings (loss) per share – diluted (non-GAAP)(1)	$0.05	$0.02		$0.15	$(0.10)

Net income (loss) margin (GAAP)	45%	8%		19%	(14)%

Adjusted net revenue (non-GAAP)(2)	$739,112	$594,245		$2,606,170	$2,073,940
Adjusted net income margin (non-GAAP)	8%	8%		9%	(3)%
Incremental adjusted net income margin (non-GAAP)	9%			53%
____________________
(1)For the year ended December 31, 2024, diluted earnings per share and diluted net income attributable to common stockholders exclude gain on extinguishment of debt, net of tax, as well as interest expense incurred, net of tax, associated with convertible note activity during the period as evaluated under the if-converted method.
(2)Refer to 'Adjusted Net Revenue' above for reconciliation of this non-GAAP measure.

Table 3
SoFi Technologies, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In Thousands, Except for Share Data)

	December 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$2,538,293	$3,085,020
Restricted cash and restricted cash equivalents	171,067	530,558
Investment securities (includes available-for-sale securities of $1,804,043 and $595,187 at fair value with associated amortized cost of $1,807,686 and $596,757, as of December 31, 2024 and December 31, 2023, respectively)	1,895,689	701,935
Loans held for sale, at fair value	17,684,892	15,396,771
Loans held for investment, at fair value	8,597,368	6,725,484
Loans held for investment, at amortized cost (less allowance for credit losses of $46,684 and $54,695, as of December 31, 2024 and December 31, 2023, respectively)	1,246,458	836,159
Servicing rights	342,128	180,469
Property, equipment and software	287,869	216,908
Goodwill	1,393,505	1,393,505
Intangible assets	297,794	364,048
Operating lease right-of-use assets	81,219	89,635
Other assets (less allowance for credit losses of $2,444 and $1,837, as of December 31, 2024 and December 31, 2023, respectively)	1,714,669	554,366
Total assets	$36,250,951	$30,074,858
Liabilities, temporary equity and permanent equity
Liabilities:
Deposits:
Interest-bearing deposits	$25,861,400	$18,568,993
Noninterest-bearing deposits	116,804	51,670
Total deposits	25,978,204	18,620,663
Accounts payable, accruals and other liabilities	556,923	549,748
Operating lease liabilities	97,389	108,649
Debt	3,092,692	5,233,416
Residual interests classified as debt	609	7,396
Total liabilities	29,725,817	24,519,872
Commitments, guarantees, concentrations and contingencies
Temporary equity:
Redeemable preferred stock, $0.00 par value: 100,000,000 and 100,000,000 shares authorized; — and 3,234,000 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	—	320,374
Permanent equity:
Common stock, $0.00 par value: 3,100,000,000 and 3,100,000,000 shares authorized; 1,095,357,781 and 975,861,793 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	109	97
Additional paid-in capital	7,838,988	7,039,987
Accumulated other comprehensive loss	(8,365)	(1,209)
Accumulated deficit	(1,305,598)	(1,804,263)
Total permanent equity	6,525,134	5,234,612
Total liabilities, temporary equity and permanent equity	$36,250,951	$30,074,858

Table 4
SoFi Technologies, Inc.
Average Balances and Net Interest Earnings Analysis
(Unaudited)

	Three Months Ended December 31, 2024			Three Months Ended December 31, 2023
($ in thousands)	Average Balances	Interest Income/Expense	Average Yield/Rate	Average Balances	Interest Income/Expense	Average Yield/Rate
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$2,802,974	$32,070	4.55%	$2,675,248	$34,217	5.07%
Investment securities	1,798,995	24,577	5.44	697,032	13,837	7.88
Loans	27,068,505	687,290	10.10	22,326,117	597,183	10.61
Total interest-earning assets	31,670,474	743,937	9.34	25,698,397	645,237	9.96
Total noninterest-earning assets	3,641,532			2,879,773
Total assets	$35,312,006			$28,578,170
Liabilities, Temporary Equity and Permanent Equity
Interest-bearing liabilities:
Demand deposits	$2,171,856	$8,189	1.50%	$2,553,537	$13,062	2.03%
Savings deposits	21,626,757	216,389	3.98	11,664,436	133,795	4.55
Time deposits	1,184,996	14,018	4.71	2,719,390	35,755	5.22
Total interest-bearing deposits	24,983,609	238,596	3.80	16,937,363	182,612	4.28
Warehouse facilities	1,462,228	21,050	5.73	3,285,127	53,473	6.46
Securitization debt	87,429	680	3.09	543,152	6,283	4.59
Other debt	1,754,166	13,442	3.05	1,626,551	13,228	3.23
Total debt	3,303,823	35,172	4.24	5,454,830	72,984	5.31
Residual interests classified as debt	626	—	—	9,192	—	—
Total interest-bearing liabilities	28,288,058	273,768	3.85	22,401,385	255,596	4.53
Total noninterest-bearing liabilities	763,688			761,532
Total liabilities	29,051,746			23,162,917
Total temporary equity	—			320,374
Total permanent equity	6,260,260			5,094,879
Total liabilities, temporary equity and permanent equity	$35,312,006			$28,578,170

Net interest income		$470,169			$389,641
Net interest margin			5.91%			6.02%

	Year Ended December 31, 2024			Year Ended December 31, 2023
($ in thousands)	Average Balances	Interest Income/Expense	Average Yield/Rate	Average Balances	Interest Income/Expense	Average Yield/Rate
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$2,814,098	$133,686	4.75%	$2,172,013	$91,312	4.20%
Investment securities	1,412,821	79,338	5.62	541,590	25,096	4.63
Loans	25,360,067	2,594,793	10.23	18,733,812	1,934,659	10.33
Total interest-earning assets	29,586,986	2,807,817	9.49	21,447,415	2,051,067	9.56
Total noninterest-earning assets	3,305,102			3,055,580
Total assets	$32,892,088			$24,502,995
Liabilities, Temporary Equity and Permanent Equity
Interest-bearing liabilities:
Demand deposits	$2,167,328	$45,117	2.08%	$2,214,794	$51,673	2.33%
Savings deposits	18,385,550	782,205	4.25	8,481,895	359,444	4.24
Time deposits	2,060,959	102,832	4.99	1,958,002	96,703	4.94
Total interest-bearing deposits	22,613,837	930,154	4.11	12,654,691	507,820	4.01
Warehouse facilities	1,555,603	97,781	6.29	3,142,096	192,987	6.14
Securitization debt	188,855	7,197	3.81	751,869	36,853	4.90
Other debt	1,782,732	56,204	3.15	1,638,748	51,526	3.14
Total debt	3,527,190	161,182	4.57	5,532,713	281,366	5.09
Residual interests classified as debt	2,495	—	—	12,301	141	1.15
Total interest-bearing liabilities	26,143,522	1,091,336	4.17	18,199,705	789,327	4.34
Total noninterest-bearing liabilities	753,979			757,070
Total liabilities	26,897,501			18,956,775
Total temporary equity	123,221			320,374
Total permanent equity	5,871,366			5,225,846
Total liabilities, temporary equity and permanent equity	$32,892,088			$24,502,995

Net interest income		$1,716,481			$1,261,740
Net interest margin			5.80%			5.88%

Table 5
SoFi Technologies, Inc.
Condensed Consolidated Cash Flow Data
(Unaudited)
(In Thousands)

	Year Ended December 31,
	2024	2023
Net cash used in operating activities	$(1,119,807)	$(7,227,139)
Net cash used in investing activities	(4,820,990)	(1,889,864)
Net cash provided by financing activities	5,034,577	10,885,602
Effect of exchange rates on cash and cash equivalents	2	677
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	$(906,218)	$1,769,276
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	3,615,578	1,846,302
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$2,709,360	$3,615,578

Table 6
Company Metrics

	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Members	10,127,323	9,372,615	8,774,236	8,131,720	7,541,860	6,957,187	6,240,091	5,655,711	5,222,533
Total Products	14,745,435	13,650,730	12,776,430	11,830,128	11,142,476	10,447,806	9,401,025	8,554,363	7,894,636
Total Products — Lending segment	2,010,354	1,890,761	1,786,580	1,705,155	1,663,006	1,593,906	1,503,892	1,416,122	1,340,597
Total Products — Financial Services segment	12,735,081	11,759,969	10,989,850	10,124,973	9,479,470	8,853,900	7,897,133	7,138,241	6,554,039
Total Accounts — Technology Platform segment	167,713,818	160,179,299	158,485,125	151,049,375	145,425,391	136,739,131	129,356,203	126,326,916	130,704,351

Total Products, excluding digital assets(1)	14,745,435	13,650,730	12,776,430	11,830,128	10,876,881	9,984,685	8,965,949	8,139,065	7,497,761
Total Products, excluding digital assets — Financial Services segment(1)	12,735,081	11,759,969	10,989,850	10,124,973	9,213,875	8,390,779	7,462,057	6,722,943	6,157,164
SoFi Invest, excluding digital assets(1)	2,525,059	2,394,367	2,332,045	2,224,705	2,115,046	2,001,951	1,880,701	1,795,617	1,761,989
___________________
(1)In the fourth quarter of 2023, we transferred the crypto services provided by SoFi Digital Assets, LLC, and began closing existing digital assets accounts and removing the account from Invest products. This process was completed in the first quarter of 2024.

Members
We refer to our customers as “members”. We define a member as someone who has a lending relationship with us through origination and/or ongoing servicing, opened a financial services account, linked an external account to our platform or signed up for our credit score monitoring service. Our members have access to our CFPs, our member events, our content, educational material, news, and our tools and calculators, which are provided at no cost to the member. We view members as an indication not only of the size and a measurement of growth of our business, but also as a measure of the significant value of the data we have collected over time.
Once someone becomes a member, they are always considered a member unless they are removed in accordance with our terms of service, in which case, we adjust our total number of members. This could occur for a variety of reasons—including fraud or pursuant to certain legal processes—and, as our terms of service evolve together with our business practices, product offerings and applicable regulations, our grounds for removing members from our total member count could change. The determination that a member should be removed in accordance with our terms of service is subject to an evaluation process, following the completion, and based on the results, of which, relevant members and their associated products are removed from our total member count in the period in which such evaluation process concludes. However, depending on the length of the evaluation process, that removal may not take place in the same period in which the member was added to our member count or the same period in which the circumstances leading to their removal occurred. For this reason, our total member count may not yet reflect adjustments that may be made once ongoing evaluation processes, if any, conclude. Beginning in the first quarter of 2024, we aligned our methodology for calculating member and product metrics with our member and product definitions to include co-borrowers, co-signers, and joint- and co-account holders, as applicable. Quarterly amounts for prior periods were determined to be immaterial and were not recast.
Total Products
Total products refers to the aggregate number of lending and financial services products that our members have selected on our platform since our inception through the reporting date, whether or not the members are still registered for such products. Total products is a primary indicator of the size and reach of our Lending and Financial Services segments. Management relies on total products metrics to understand the effectiveness of our member acquisition efforts and to gauge the propensity for members to use more than one product.
In our Lending segment, total products refers to the number of personal loans, student loans and home loans that have been originated through our platform through the reporting date, inclusive of loans which we originate as part of our Loan Platform Business, whether or not such loans have been paid off. If a member has multiple loan products of the same loan product type, such as two personal loans, that is counted as a single product. However, if a member has multiple loan products across loan product types, such as one personal loan and one home loan, that is counted as two products. The account of a co-borrower or co-signer is not considered a separate lending product.
In our Financial Services segment, total products refers to the number of SoFi Money accounts (inclusive of checking and savings accounts held at SoFi Bank and cash management accounts), SoFi Invest accounts, SoFi Credit Card accounts (including accounts with a zero dollar balance at the reporting date), referred loans (which are originated by a third-party partner to which we provide pre-qualified borrower referrals), SoFi At Work accounts and SoFi Relay accounts (with either credit score monitoring enabled or external linked accounts) that have been opened through our platform through the reporting date. Checking and savings accounts are considered one account within our total products metric. Our SoFi Invest service is composed of two products: active investing accounts and robo-advisory accounts. Our members can select any one or combination of the types of SoFi Invest products. If a member has multiple SoFi Invest products of the same account type, such as two active investing accounts, that is counted as a single product. However, if a member has multiple SoFi Invest products across account types, such as one active investing account and one robo-advisory account, those separate account types are considered separate products. The account of a joint- or co-account holder is considered a separate financial services product. In the event a member is removed in accordance with our terms of service, as discussed under “Members” above, the member’s associated products are also removed.
Technology Platform Total Accounts
In our Technology Platform segment, total accounts refers to the number of open accounts at Galileo as of the reporting date. We include intercompany accounts on the Galileo platform as a service in our total accounts metric to better align with the Technology Platform segment revenue which includes intercompany revenue. Intercompany revenue is eliminated in consolidation. Total accounts is a primary indicator of the accounts dependent upon our technology platform to use virtual card products, virtual wallets, make peer-to-peer and bank-to-bank transfers, receive early paychecks, separate savings from spending balances, make debit transactions and rely upon real-time authorizations, all of which result in revenues for the Technology Platform segment. We do not measure total accounts for the Technisys products and solutions, as the revenue model is not primarily dependent upon being a fully integrated, stand-ready service.

Table 7
Segment Financials
(Unaudited)

	Quarter Ended
($ and shares in thousands)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Lending
Net interest income	$345,210	$316,268	$279,212	$266,536	$262,626	$265,215	$231,885	$201,047	$183,607
Total noninterest income	72,586	79,977	61,493	63,940	90,500	83,758	99,556	136,034	144,584
Total net revenue	417,796	396,245	340,705	330,476	353,126	348,973	331,441	337,081	328,191
Adjusted net revenue – Lending(1)	422,783	391,892	339,052	325,323	346,541	342,481	322,238	325,086	314,930
Contribution profit – Lending(2)	245,958	238,928	197,938	207,719	226,110	203,956	183,309	209,898	208,799
Technology Platform
Net interest income	$473	$629	$555	$501	$941	$573	$—	$—	$—
Total noninterest income	102,362	101,910	94,883	93,865	95,966	89,350	87,623	77,887	85,652
Total net revenue(2)	102,835	102,539	95,438	94,366	96,907	89,923	87,623	77,887	85,652
Contribution profit – Technology Platform	32,107	32,955	31,151	30,742	30,584	32,191	17,154	14,857	16,881
Financial Services
Net interest income	$160,337	$154,143	$139,229	$119,713	$109,072	$93,101	$74,637	$58,037	$45,609
Total noninterest income	96,183	84,165	36,903	30,838	30,043	25,146	23,415	23,064	19,208
Total net revenue	256,520	238,308	176,132	150,551	139,115	118,247	98,052	81,101	64,817
Contribution profit (loss) – Financial Services(2)	114,855	99,758	55,220	37,174	25,060	3,260	(4,347)	(24,235)	(43,588)
Corporate/Other
Net interest income (expense)	$(35,851)	$(40,030)	$(6,412)	$15,968	$17,002	$(13,926)	$(15,396)	$(23,074)	$(20,632)
Total noninterest income (loss)	(7,175)	59	(7,245)	53,634	9,254	(6,008)	(3,702)	(837)	(1,349)
Total net revenue (loss)(2)	(43,026)	(39,971)	(13,657)	69,602	26,256	(19,934)	(19,098)	(23,911)	(21,981)
Consolidated
Net interest income	$470,169	$431,010	$412,584	$402,718	$389,641	$344,963	$291,126	$236,010	$208,584
Total noninterest income	263,956	266,111	186,034	242,277	225,763	192,246	206,892	236,148	248,095
Total net revenue	734,125	697,121	598,618	644,995	615,404	537,209	498,018	472,158	456,679
Adjusted net revenue(1)	739,112	689,445	596,965	580,648	594,245	530,717	488,815	460,163	443,418
Net income (loss)	332,473	60,745	17,404	88,043	47,913	(266,684)	(47,549)	(34,422)	(40,006)
Adjusted EBITDA(1)	197,957	186,237	137,901	144,385	181,204	98,025	76,819	75,689	70,060
___________________
(1)Adjusted net revenue and adjusted EBITDA are non-GAAP financial measures. For additional information on these measures and reconciliations to the most directly comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.
(2)Technology Platform segment total net revenue includes intercompany fees. The equal and offsetting intercompany expenses are reflected within all three segments’ directly attributable expenses, as well as within expenses not allocated to segments. The intercompany revenues and expenses are eliminated in consolidation. The revenues are eliminated within Corporate/Other and the expenses represent a reconciling item of segment contribution profit (loss) to consolidated income (loss) before income taxes.

Table 8
Disaggregated Revenue
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2024	2023	2024	2023
Revenue from contracts with customers
Financial Services
Referrals, loan platform business	$16,264	$9,341	$52,129	$33,602
Referrals, other	2,465	1,270	8,197	4,841
Interchange	21,599	13,286	66,829	35,247
Brokerage	5,849	4,940	21,494	21,127
Other	651	417	2,797	2,647
Total financial services	$46,828	$29,254	$151,446	$97,464
Technology Platform
Technology services	86,634	85,969	346,185	319,845
Other	2,045	1,112	5,492	4,145
Total technology platform	88,679	87,081	351,677	323,990
Total revenue from contracts with customers	135,507	116,335	503,123	421,454
Other sources of revenue
Loan origination, sales, and securitizations	73,913	82,929	255,870	371,812
Servicing	(1,316)	7,525	22,244	37,328
Loan platform business, other	46,971	—	89,479	—
Other	8,881	18,974	87,662	30,455
Total other sources of revenue	$128,449	$109,428	$455,255	$439,595
Total noninterest income	$263,956	$225,763	$958,378	$861,049

Table 9
Analysis of Charge-Offs
(Unaudited)

	Three Months Ended December 31, 2024			Three Months Ended December 31, 2023
($ in thousands)	Average Loans	Net Charge-offs	Ratio	Average Loans	Net Charge-offs	Ratio
Personal loans	$17,409,608	$147,595	3.37%	$15,334,420	$153,928	3.98%
Student loans	8,214,510	12,713	0.62%	6,421,994	9,616	0.59%
Home loans	115,123	—	—%	88,562	—	—%
Secured loans	902,036	—	—%	104,225	—	—%
Credit card	277,002	8,573	12.31%	261,940	9,279	14.05%
Commercial and consumer banking	150,226	39	0.07%	114,976	41	0.14%
Total loans	$27,068,505	$168,920	2.48%	$22,326,117	$172,864	3.07%

	Year Ended December 31, 2024			Year Ended December 31, 2023
($ in thousands)	Average Loans	Net Charge-offs	Ratio	Average Loans	Net Charge-offs	Ratio
Personal loans	$16,426,053	$581,370	3.54%	$12,638,807	$432,706	3.42%
Student loans	7,414,829	47,097	0.64%	5,641,787	25,048	0.44%
Home loans	77,912	—	—%	78,554	—	—%
Secured loans	1,024,275	—	—%	26,291	—	—%
Credit card	274,093	39,634	14.46%	238,832	40,992	17.16%
Commercial and consumer banking	142,905	89	0.06%	109,541	46	0.04%
Total loans	$25,360,067	$668,190	2.63%	$18,733,812	$498,792	2.66%

Table 10
Regulatory Capital
(Unaudited)

	December 31, 2024		December 31, 2023
($ in thousands)	Amount(1)	Ratio(1)	Amount	Ratio	Required Minimum(2)
SoFi Technologies
CET1 risk-based capital	$4,457,212	16.0%	$3,439,969	15.0%	7.0%
Tier 1 risk-based capital	4,457,212	16.0%	3,439,969	15.0%	8.5%
Total risk-based capital	4,503,619	16.2%	3,494,458	15.3%	10.5%
Tier 1 leverage	4,457,212	13.4%	3,439,969	12.8%	4.0%
Risk-weighted assets	27,859,576		22,883,185
Quarterly adjusted average assets	33,234,725		26,782,318
___________________
(1)Estimated.
(2)Required minimums presented for risk-based capital ratios include the required capital conservation buffer.